Exhibit 99.1

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President & Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY ACQUISITION OF JULIAN GRAVES REFERRED TO U.K. COMPETITION COMMISSION

RONKONKOMA, N.Y. — March 20, 2009 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced that its acquisition of Julian Graves has been referred in the United Kingdom by the Office of Fair Trading to the Competition Commission.

NBTY’s subsidiary, NBTY Europe, purchased Julian Graves, a chain of 350 food and confectionary stores in the U.K., on September 16, 2008, for approximately $25 million USD.

As previously announced, the Julian Graves acquisition was the subject of an inquiry from the Office of Fair Trading for potential anti-trust implications.  In conjunction with this inquiry, Julian Graves has not been integrated with the Company’s European operations.

The Office of Fair Trading’s decision to refer the Julian Graves acquisition to the Competition Commission can be found on its web site: www.oft.gov.uk.   According to the Office of Fair Trading, the Competition Commission is expected to report by September 3, 2009.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.Rexall.com), Sundown® (www.SundownNutrition.com), MET-Rx® (www.MetRX.com), Worldwide Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Solgar® (www.Solgar.com), Good ‘n’ Natural® (www.goodnnatural.com), Home Health™ (www.homehealthus.com), Julian Graves, and Ester-C® (www.Ester-C.com) brands.  NBTY routinely posts information that may be important to investors on its web site.